Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Issuer:

Comcast Corporation

Guarantors:

Comcast Cable Communications, LLC

NBCUniversal Media, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Debt	5.100% Notes due 2029	457(r)	$750,000,000	99.928%	$749,460,000	$147.60 per $1,000,000	$110,620.30
	Debt	Guarantees of 5.100% Notes due 2029 (1)	Other (2)	—	—	—	—	—
	Debt	5.300% Notes due 2034	457(r)	$1,300,000,000	99.668%	$1,295,684,000	$147.60 per $1,000,000	$191,242.96
	Debt	Guarantees of 5.300% Notes due 2034 (1)	Other (2)	—	—	—	—	—
	Debt	5.650% Notes due 2054	457(r)	$1,200,000,000	99.554%	$1,194,648,000	$147.60 per $1,000,000	$176,330.04
	Debt	Guarantees of 5.650% Notes due 2054 (1)	Other (2)	—	—	—	—	—

	Total Offering Amounts					$3,239,792,000		$478,193.30

	Net Fee Due							$478,193.30

(1)

Comcast Cable Communications, LLC and NBCUniversal Media, LLC have each provided a guarantee with respect to the 5.100% Notes due 2029, 5.300% Notes due 2034 and 5.650% Notes due 2054 issued by Comcast Corporation.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due with respect to the guarantees.